EXHIBIT 5.1

KILPATRICK TOWNSEND & STOCKTON LLP www.kilpatricktownsend.com Suite 2800,1100 Peachtree Street NE Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

March 6, 2017

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Delta Air Lines, Inc., a Delaware corporation (“Delta”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the offering by Delta from time to time of an indeterminate amount of its debt securities (the “Debt Securities”). The Debt Securities will be issued pursuant to an indenture dated as of March 6, 2017 (the “2017 Indenture”) by and between Delta, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”). The offering of the Debt Securities will be made as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as that Prospectus is supplemented by one or more prospectus supplements from time to time.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, certificates of corporate officers and government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of Delta and others, without independent verification of their accuracy.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than Delta) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become and remain effective, will not be

Delta Air Lines, Inc.

March 6, 2017

subject to any stop order and will comply with all applicable laws; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities to be offered for sale thereby in accordance with all applicable laws; (iii) all Debt Securities will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to Debt Securities offered will have been duly authorized and validly executed and delivered by Delta and the other parties thereto.

In rendering our opinions below, we have also assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2017 Indenture; (ii) the 2017 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2017 Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2017 Indenture; and (v) the Debt Securities will be duly authenticated by the Trustee in the manner provided in the 2017 Indenture.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, with respect to the Debt Securities to be offered and sold pursuant to the Registration Statement, such Debt Securities will constitute valid and binding obligations of Delta, enforceable against Delta in accordance with their terms, if, at the time of issuance of such Debt Securities (i) the 2017 Indenture is in full force and effect and is duly qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”), (ii) the Board of Directors of Delta or a duly constituted and acting committee thereof or any officers of Delta delegated such authority have taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters and (iii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 2017 Indenture and the applicable definitive underwriting or similar agreement, upon payment of the consideration therefor provided for therein.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law). We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.

Delta Air Lines, Inc.

March 6, 2017

This opinion has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ W. Benjamin Barkley
W. Benjamin Barkley, a Partner